EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2011 Second Quarter Results

STAMFORD, Conn., May 4, 2011 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2011 second quarter and the six-month period ended March 31, 2011.

For the fiscal 2011 second quarter, Star reported a 32.6 percent increase in total revenues to $731.9 million, compared to $551.7 million in the year ago period, due to an increase in home heating oil and propane volume, higher product selling prices in response to an increase in wholesale product cost, and higher installation and service sales attributable to acquisitions.

Home heating oil and propane volume for the fiscal 2011 second quarter increased 21.2 million gallons to 178.9 million gallons reflecting the additional volume provided by acquisitions and the impact of colder temperatures, offset somewhat by net customer attrition. Temperatures in Star's geographic areas of operation for its base business (excluding acquisitions) for the fiscal 2011 second quarter were 8.7 percent colder than the fiscal 2010 second quarter and 1.4 percent colder than normal.

Operating income increased $12.8 million to $87.9 million as an increase in product gross profit of $18.3 million, an improvement in net service and installation of $0.8 million, and a favorable change in the fair value of derivative instruments of $8.6 million was partially offset by higher operating expenses (including depreciation and amortization) of $14.9 million.

The Partnership reported net income of $48.7 million, an increase of $8.1 million, reflecting the rise in operating income of $12.8 million, partially offset by an increase in income tax expense of $5.6 million.

Adjusted EBITDA increased by $5.4 million to $79.4 million as the impact of 8.7 percent colder temperatures and $11.7 million of Adjusted EBITDA provided by fiscal 2010 and 2011 acquisitions was reduced by net customer attrition in the base business, higher delivery and branch expenses attributable largely to the numerous snowstorms in the Partnership's marketing areas, an increase in bad debt expense and credit card processing fees tied to the increase in sales, driven largely by higher wholesale product costs, and an increase in insurance claims expense due in part to the severe winter weather.

EBITDA and Adjusted EBITDA are non-GAAP (Generally Accepted Accounting Principles) financial measures which are explained below in greater detail under "EBITDA and Adjusted EBITDA (non-GAAP Financial Measures)." Please refer to the Supplemental Information included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended March 31, 2011 and 2010.

"We had a very active quarter – one that saw near-record-breaking snow levels in many areas and rapidly rising oil prices – during which our commitment to customer service was tested and came through with flying colors," said Dan Donovan, Star Gas Partners Chief Executive Officer. "With such extremes in weather and product pricing, we both met and exceeded most customer expectations and worked hard to keep expenses tightly under control. We will continue taking all appropriate steps to manage costs and provide the best possible service even during these volatile times."

For the six months ended March 31, 2011, Star reported a 32.3 percent increase in sales to $1.2 billion, as compared to $0.9 billion last year, due to an increase in home heating oil and propane volume, higher product selling prices in response to an increase in wholesale product cost, and higher installation and service revenue attributable to acquisitions.

Home heating oil and propane volume increased 37.9 million gallons to 291.6 million gallons as the impact of acquisitions and colder temperatures was somewhat offset by net customer attrition.

Temperatures in Star's geographic areas of operation for the six months ended March 31, 2011 were 7.6 percent colder than the six month period ended March 31, 2010 for its base business (excluding acquisitions) and approximately 1.8 percent colder than normal.

Net income increased $16.7 million to $69.2 million as an increase in operating income of $29.9 million was partially offset by an increase in income tax expense of $12.6 million.

Adjusted EBITDA increased by $13.0 million, or 12.9 percent, to $113.7 million as the impact of 7.6 percent colder temperatures and $16.5 million of Adjusted EBITDA provided by fiscal 2010 and 2011 acquisitions was somewhat offset by net customer attrition in Star's base business, higher delivery and branch expenses attributable to the numerous snowstorms in the Partnership's marketing areas, an increase in bad debt expense and credit card processing fees tied to the increase in sales, driven largely by higher wholesale product costs, and an increase in insurance claims expense due in part to the severe winter weather.

The seasonal nature of the Partnership's business has resulted on average in the last five years in the sale of approximately 30% of its volume of home heating oil and propane in the first fiscal quarter and 50% of its volume in the second fiscal quarter of each fiscal year, the peak heating season. The Partnership generally realizes net income in both of these quarters and net losses during the quarters ending June and September. In addition, sales volume typically fluctuates from year to year in response to variations in weather, wholesale energy prices and other factors.

EBITDA and Adjusted EBITDA (non-GAAP financial measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a webcast and conference call Thursday, May 5 at 11:00 a.m. (ET). The webcast is available at http://www.star-gas.com/MediaList.cfm and at www.vcall.com. The Conference call dial-in is 888-335-0893 (or 970-315-0470 for international callers).

About Star Gas Partners, L.P.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unitholders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to make strategic acquisitions, the impact of litigation, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental, health and safety regulations, customer creditworthiness, counterparty creditworthiness, marketing plans and general economic conditions. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's quarterly report on form 10Q for the quarter ended March 31, 2011 and its Annual Report on Form 10-K for the year ended September 30, 2010, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

 (Financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
(in thousands)	2011	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 11,820	$ 61,062
Receivables, net of allowance of $11,177 and $5,443, respectively	275,699	70,443
Inventories	39,216	66,734
Fair asset value of derivative instruments	26,264	7,158
Current deferred tax asset, net	3,106	20,247
Prepaid expenses and other current assets	31,386	21,219
Total current assets	387,491	246,863

Property and equipment, net	44,493	44,712
Goodwill	198,845	199,052
Intangibles, net	53,821	58,894
Long-term deferred tax asset, net	5,261	26,551
Deferred charges and other assets, net	8,641	6,436
Total assets	$ 698,552	$ 582,508

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 22,725	$ 16,626
Revolving credit facility borrowings	31,593	--
Fair liability value of derivative instruments	--	1,586
Accrued expenses and other current liabilities	96,660	68,854
Unearned service contract revenue	44,308	40,110
Customer credit balances	16,633	68,762
Total current liabilities	211,919	195,938

Long-term debt	124,219	82,770
Other long-term liabilities	22,618	23,889

Partners' capital
Common unitholders	365,934	307,092
General partner	525	290
Accumulated other comprehensive loss, net of taxes	(26,663)	(27,471)
Total partners' capital	339,796	279,911
Total liabilities and partners' capital	$ 698,552	$ 582,508

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except per unit data - unaudited)	2011	2010	2011	2010

Sales:
Product	$ 686,452	$ 510,713	$ 1,091,420	$ 812,478
Installations and service	45,413	41,019	99,946	88,073
Total sales	731,865	551,732	1,191,366	900,551
Cost and expenses:
Cost of product	519,154	361,713	820,826	576,228
Cost of installations and service	46,075	42,517	98,697	88,189
(Increase) decrease in the fair value of derivative instruments	(13,261)	(4,702)	(27,167)	(8,094)
Delivery and branch expenses	81,975	67,872	147,936	124,694
Depreciation and amortization expenses	4,699	3,561	9,276	7,096
General and administrative expenses	5,264	5,646	10,188	10,699
Operating income	87,959	75,125	131,610	101,739
Interest expense	(4,319)	(3,885)	(8,539)	(8,155)
Interest income	1,241	935	1,773	1,329
Amortization of debt issuance costs	(732)	(672)	(1,426)	(1,328)
Loss on redemption of debt	--	(1,132)	(1,700)	(1,132)
Income before income taxes	84,149	70,371	121,718	92,453
Income tax expense	35,468	29,836	52,479	39,913
Net income	$ 48,681	$ 40,535	$ 69,239	$ 52,540
General Partner's interest in net income	236	187	335	241
Limited Partners' interest in net income	$ 48,445	$ 40,348	$ 68,904	$ 52,299

Per unit data (Basic and Diluted):
Net income available to limited partners	$ 0.72	$ 0.57	$ 1.03	$ 0.73
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.11	0.09	0.17	0.11
Limited Partner's interest in net income under FASB ASC 260-10-45-60	$ 0.61	$ 0.48	$ 0.86	$ 0.62

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	67,078	70,302	67,078	71,494

 (Supplemental information follows)

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2011	2010

Net income	$ 48,681	$ 40,535
Plus:
Income tax expense	35,468	29,836
Amortization of debt issuance cost	732	672
Interest expense, net	3,078	2,950
Depreciation and amortization	4,699	3,561
EBITDA from continuing operations	92,658	77,554

(Increase) / decrease in the fair value of derivative instruments	(13,261)	(4,702)
Loss on redemption of debt	--	1,132
Adjusted EBITDA	79,397	73,984

Add / (subtract)
Income tax expense	(35,468)	(29,836)
Interest expense, net	(3,078)	(2,950)
Provision for losses on accounts receivable	5,225	3,334
Increase in accounts receivables	(97,962)	(58,338)
Decrease in inventories	38,159	11,823
Decrease in customer credit balances	(29,108)	(31,308)
Change in deferred taxes	22,878	26,306
Change in other operating assets and liabilities	5,975	3,924
Net cash used in operating activities	$ (13,982)	$ (3,061)

Net cash used in investing activities	$ (1,262)	$ (1,077)

Net cash provided by (used in) financing activities	$ 13,260	$ (40,960)

Home heating oil and propane gallons sold	178,900	157,700

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Six Months Ended March 31,
(in thousands)	2011	2010

Net income	$ 69,239	$ 52,540
Plus:
Income tax expense	52,479	39,913
Amortization of debt issuance cost	1,426	1,328
Interest expense, net	6,766	6,826
Depreciation and amortization	9,276	7,096
EBITDA from continuing operations	139,186	107,703

(Increase) / decrease in the fair value of derivative instruments	(27,167)	(8,094)
Loss on redemption of debt	1,700	1,132
Adjusted EBITDA	113,719	100,741

Add / (subtract)
Income tax expense	(52,479)	(39,913)
Interest expense, net	(6,766)	(6,826)
Provision for losses on accounts receivable	7,873	5,482
Increase in accounts receivables	(213,123)	(135,290)
Decrease in inventories	27,835	2,436
Decrease in customer credit balances	(52,242)	(53,098)
Change in deferred taxes	37,858	35,788
Change in other operating assets and liabilities	34,633	14,632
Net cash used in operating activities	$ (102,692)	$ (76,048)

Net cash used in investing activities	$ (4,444)	$ (2,632)

Net cash provided by (used in) financing activities	$ 57,894	$ (62,907)

Home heating oil and propane gallons sold	291,600	253,700
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385 or cwitty@darrowir.com